EXHIBIT 10.5


                          CARNIVAL CRUISE LINES, INC.
                          1993 RESTRICTED STOCK PLAN

            (adopted by the Board of Directors on January 15, 1993,
               amended on January 5, 1998 and December 21, 1998)


          1. Purpose of the Plan. The purpose of the Carnival Cruise Lines, Inc., 1993 Restricted Stock Plan (the "Plan") is to provide incentives in the form of ownership of the Class A Common Stock ("Common Stock"), of Carnival Cruise Lines, Inc.
(the "Company"), to certain selected employees of the Company and its subsidiaries ("Participants"), by making awards of Common Stock ("Stock Awards"), subject to certain restrictions and forfeiture provisions.

          2. Participation. Participation in the Plan shall be limited to officers, directors and key employees of the Company designated from time to time by the Compensation
Committee of the Board of Directors of the Company.

          3. Common Stock Reserved for the Plan. The shares subject to Stock Awards under the Plan shall consist of 2,000,000 authorized but unissued shares of Common Stock or previously issued shares reacquired and held by the Company, and such amount of shares shall be and is hereby reserved for issuance pursuant to this Plan.

          4. Grant of Awards. (a) The Compensation Committee shall have the authority and responsibility, within the limitations of the Plan, to determine the officers, directors and key employees of the Company to whom Stock Awards shall be granted, the number of shares of Common Stock which will comprise each Stock Award, and the vesting schedule of each Stock Award.

           (b) The Company shall not issue fractional shares under the Plan.

          5. Terms and Conditions. Each Stock Award granted under the Plan shall be subject to the following express terms and conditions and to such other terms and conditions as the Compensation Committee may deem appropriate:

          (a)  Restrictions on Forfeitable Common Stock.
Each of the Common Stock granted pursuant to a Stock Award shall be subject to the following restrictions until the Participant acquires a nonforfeitable right to the shares: such shares may not be sold, exchanged, transferred, pledged, hypothecated, or otherwise disposed of by the Participant until Participant's right to such shares becomes nonforfeitable. Notwithstanding the foregoing, nothing herein shall preclude a Participant from:

          (i) making a gift of any shares of Common Stock to a spouse, child, step-child, grandchild, parent, sibling, or legal dependent of the Participant; or
          (ii) transferring shares of Common Stock to a corporation or partnership owned, directly or indirectly by the Participant or any of the persons listed in (i); or
          (iii) making a gift of any shares of Common Stock to a trust of which the beneficiary or beneficiaries of the corpus and income are the Participant or any of the persons listed in (i);

provided that the Common Stock so given shall remain subject to the restrictions, obligations and conditions described in this section 5.



          (b) Time When Common Stock Is Nonforfeitable. Participants shall acquire a fully nonforfeitable right to the Common Stock awarded under the Plan upon the earlier of (i) the date of the Participant's actual retirement at or after age 65,
(ii) the date of the Participant's death or disability, or (iii) on such date as otherwise determined by the Compensation Committee. In addition, the Participant shall acquire nonforfeitable rights to the Common Stock awarded under the Plan in accordance with the vesting (i.e., acquisition of nonforfeitable rights) schedule as set by the Compensation Committee at the time of the Stock Award, provided that full vesting under such schedule shall take place no sooner than five years after date of Stock Award and no later than ten years after such date.

           (c) Forfeiture Due to Termination of Employment. Unless otherwise determined by the Plan Administration Committee, if a Participant leaves the employment of the Company for any reason other than retirement at or after age 65, or death or disability, all shares as to which the Participant does not have a nonforfeitable right shall be forfeited and returned to the Company.

          (d)  Definition of Disability, Years of Service, and
Retirement.  The term "disability" as used in this section means
"total and permanent disability". The terms "total and permanent disability," "years of service," and "retirement" shall be determined in accordance with applicable Company personnel policies.

          (e) Rights and Obligations With Respect to Stock. A certificate or certificates for all shares of Common Stock granted pursuant to a Stock Award hereunder shall be registered in the name of each Participant and delivered to him as soon as reasonably practicable, and he shall thereupon be a stockholder and, except as otherwise expressly provided to the contrary herein, have all the rights of a stockholder with respect to such shares, including the right to vote and receive all dividends or other distributions made or paid with respect to such shares; provided, however, that such shares of Common Stock, and any new, additional or different securities the Participant may become entitled to receive with respect to such shares by virtue of a stock split or stock dividend or any other change in the corporate or capital structure of the Company, shall be subject to the terms and conditions hereof. In order to enforce such terms and conditions, the Company may cause a legend or legends making appropriate reference to such terms and conditions to be imposed on each share of Common Stock subject to a Stock Award.

          6. Amendments or Termination. The Company may amend, alter or discontinue the Plan, but no amendment or alteration shall be made which would impair the rights of any Participant under any award previously granted without the consent of such Participant.

          7. Compliance With Other Laws and Regulations. This Plan and Stock Awards hereunder shall be subject to all applicable federal and state laws, rules and regulations and such approvals by any governmental or regulatory agency or national securities exchange as may be required. The Company shall not be required to issue or deliver any certificates for shares of Common Stock prior to the completion of any registration or qualification of such shares under any federal or state law, or any ruling or regulation of any government body or national securities exchange which the Company shall, in its sole discretion, determine to be necessary or advisable.

          8. Effective Date of Plan. The Plan shall be effective on the date the shareholders of the Company adopt the Plan.